Consent of Independent Registered Public Accounting Firm

First Mercury Financial Corporation
Southfield, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-138153 and No. 333-138154) of First Mercury Financial Corporation of our reports dated March 12, 2008, relating to the consolidated financial statements and schedules and the effectiveness of First Mercury Financial Corporation’s internal control over financial reporting, which appear in this Form 10-K.

BDO Seidman, LLP

Troy, Michigan
March 12, 2008